Exhibit 10.21

SEVERANCE AGREEMENT AND GENERAL AND FULL RELEASE

This Severance Agreement and General and Full Release (“Agreement”) is made by Del Monte Fresh Produce Company (the “Company”) and Youssef Zakharia (“Employee”) based upon the following:

1.    Separation Date; Final Pay; Accrued Obligations; RSU Accelerated Vesting and Release and Non-Competition.

(a)    Separation Date. Employee’s employment as President, Chief Operations Officer, will terminate effective as of January 31, 2022 (the “Separation Date”). Employee shall receive Employee’s last paycheck, including the one-week holdback amount held by the Company, as a Company employee on the first payroll pay date after the Separation Date, pursuant to the Company’s regular payroll practices.

(b)    Unused Paid Time Off (“PTO’). Employee’s PTO accrued prior to the Separation Date but unused as of the Separation Date (if any), including any approved 2021 carry over PTO, will be paid in a lump sum, less applicable payroll taxes, on the first payroll pay date after the Separation Date or as required by state law. This payment will be paid out of general corporate assets and subject to regular withholding. As of the Separation Date, no further PTO shall be accrued by Employee. The Company will require repayment of any negative PTO balance (PTO used before it was actually accrued or earned). Employee’s signature below is Employee’s agreement that any negative PTO balances can be withheld from the Severance Payments (described below) where permitted by state law. If Employee’s signature on this Agreement is insufficient under state law, the Company will address repayment of Employee’s negative PTO balance in a separate agreement.

(c)    Accrued Obligations. Following the Separation Date, the Company shall pay or provide to Employee:

(i)

Reimbursement of Business Expenses. The Company shall pay or provide to Employee any unreimbursed Company-approved business expenses, payable in accordance with the Company’s expense reimbursement policy; and

(ii)

Incentive Savings & Security Plan. The Company will provide to Employee any vested benefits under the Company’s Incentive Savings and Security Plan (“ISSP”), distributed in accordance with the terms of the ISSP plan. The Company’s ISSP-Benefit Administration Committee will send Employee the forms that are to be used to make Employee’s distribution election as allowed under the ISSP plan.

(iii)

Restricted Stock Units (“RSUs”). The Company will provide to Employee any vested RSUs pursuant to the Fresh Del Monte Produce Inc., 2014 Omnibus Share Incentive Plan, Effective as of April 1, 2014, as amended (the “Share Plan”) and the award agreements thereunder (the “Award Agreements”) and the Company’s Long-Term Incentive Plan, in each case, in accordance with the terms of such plans and any related award agreements or notices.

(d)    Accelerated Vesting and Release of RSUs. Pursuant to the Share Plan and the Award Agreements, Employee is not entitled to any unvested RSUs granted to Employee. However, notwithstanding anything to the contrary in the Share Plan or Award Agreements, in exchange for Employee’s promises set forth in this Agreement, and subject to Employee’s compliance with the terms and conditions of this Agreement, including without limitation, Employee’s obligation to cooperate as set forth in Section 9 below, the Company will cause the vesting of Employee’s unvested RSUs specifically identified in Exhibit A, attached hereto and incorporated herein to be accelerated (hereinafter collectively referred to as “Accelerated RSUs”) and will release the Accelerated RSUs to the Employee (the “Released RSUs”) on or before March 2, 2022, provided further that the Released RSUs remain subject to Employee’s deferral election, if any and to compliance with the requirements of Section 409A (as defined below). For the avoidance of doubt, any other RSUs or other awards granted to Employee by the Company that are unvested under the Share Plan and any applicable Award Agreement as of the Separation Date shall be forfeited and canceled for no consideration as of the Separation Date.

(e)    Retirement and Welfare Benefit Plans. Employee’s active participation in all retirement and welfare benefit plans of the Company (including, but not limited to, the Company’s Incentive Savings and Security 401(k) Plan (“ISSP”), the group term life insurance plan and the long- and short-term disability plans) will end on the Separation Date and Employee will cease accruing benefits under all such retirement benefit plans as of such date and Employee will cease being covered by all such welfare benefit plans as of such date. Employee will be subject to all generally applicable rules under these retirement and welfare benefit plans, including, without limitation, all early retirement, vesting and forfeiture provisions. As per the ISSP plan documents, if Employee’s vested account balance is $5,000 or less, Employee will automatically receive a lump sum distribution. If Employee’s vested account balance is more than $5,000, Employee must give consent before the distribution can be made. This consent may be given on the Merrill Lynch website www.benefits.ml.com or by calling the customer service center at 800-228-4015.

(f)    Non-Competition. In exchange for the promises made herein and for other good a valuable consideration received, Employee agrees that, throughout the “Non-Compete Period” (as hereinafter defined), and without the express prior written consent of the Company, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services to (alone or in association with any firm, person, corporation or entity), or otherwise assist any person or entity (including, but not limited to, any investment banking firm, venture capital firm, or hedge fund or other investment entity) that directly or indirectly engages in the business of producing, marketing, distributing or selling fresh or prepared fruits or vegetables anywhere in the world (the “Business”). If Employee is in any way involved with a person or entity that is engaged in, or planning to engage in, the Business, Employee shall immediately cease his involvement with such person or entity so as to remain in compliance with the provisions of this Section. The foregoing provisions of this Section shall not prohibit Employee during the Non-Compete Period from at any time investing in the publicly held common equity of any entity that is engaged in the Business, provided that Employee is not otherwise involved in the Business and that Employee does not directly or indirectly own more than an aggregate of 2% of the outstanding common equity of such entity.

Without limiting the generality of the foregoing, Employee agrees that during the Non-Compete Period Employee will not, directly or indirectly, solicit (or participate as employee, agent, consultant, stockholder, director, partner, member or in any other individual or representative capacity in any business that solicits) business from any person, firm, corporation or other entity that is a customer of the Company or any of its affiliated companies at the time of such solicitation, or from any successor in interest to any such person, firm, corporation or other entity, for the purpose of securing business or contracts relating to the Business.

Employee further agrees that during the Non-Compete Period, Employee shall expressly inform any person or entity that is actively considering engaging his services as an employee, independent contractor or otherwise during the Non-Compete Period and that is involved, either itself or through any related person or entity, in any way with producing, marketing, distributing or selling fresh fruits or vegetables or prepared food or beverages of Employee’s obligations under this Section. If Employee requests relief from any of the restrictions of this Section, the Company will entertain Employee’s request in good faith but reserves the unilateral right, in its sole and absolute discretion, to deny for any reason whatsoever Employee’s request, in whole or in part.

For purposes of this Agreement, “Non-Compete Period” shall mean the Severance Period (as defined in Section 2 below).

2.    Severance Payments.

(a)    In consideration for the promises made in this Agreement, between the period beginning February 1, 2022 to and including January 31, 2023 (the “Severance Period”), Employee will (i) continue to receive regular payment of his base salary on a bi-weekly pay schedule, subject to normal deductions for taxes, healthcare benefit program contribution and other applicable payroll deductions (“Base Salary”) pursuant to the Company’s regular payroll practices; (ii) continue to receive health coverage benefit in which Employee and his eligible dependents were participating immediately prior to the Separation Date, subject to the terms and conditions of such plans (“Healthcare Benefits”); (iii) Fifty Thousand Dollars ($50,000) for outplacement services (the “Outplacement Payment”; and (iv) Sixty-Two Thousand Dollars ($62,000) for potential relocation services (“Relocation Payment”) (the Base Salary, Healthcare Benefits, Outplacement Payment and Relocation Payment hereinafter collectively referred to as the “Severance Payments”). During the Severance Period, Employee shall remain available to respond to inquiries by Company representatives to matters in which Employee was involved during his employment with the Company on a reasonably requested basis. Employee further acknowledges that the Severance Payments relating to the Severance Period are not required by the Company’s policies and are in addition to any compensation that was owed to the Employee.

(b)    Employee agrees that the Severance Payment(s) will be considered wages in lieu of notice so that pursuant to the applicable state unemployment insurance law, Employee’s eligibility for unemployment compensation will commence, if applicable, after the end of the Severance Period. If for any reason Employee begins collecting unemployment compensation benefits prior to the end of the Severance Period that are attributable to the Company’s unemployment insurance, Employee agrees that the Company shall be entitled to discontinue the Severance Payments provided for in this Section.

(c)    Healthcare Benefits will cease on the last day of the month of Employee’s last month of the Severance Period. Employee may elect to continue such healthcare benefits through the Consolidated Omnibus Budget Reconciliation Act (COBRA). Employee will receive information about such election under a separate letter.

(d)    Employee acknowledges that Employee is not entitled to any other payments and benefits except for the payments described in Sections 1 and 2.

3.    General Release.

(a)    Employee further promises, on Employee’s behalf and on behalf of Employee’s heirs, legal representatives, successors-in-interest, and assigns, in consideration of the terms set forth in this Agreement, to release and forever discharge the Company, its parent company, affiliated companies, subsidiaries, successors and assigns, and all of their respective officers, directors, employees, shareholders, representatives, insurers, attorneys and agents, and all persons acting by, through or under, or in concert with any of them individually and in their official capacities (collectively “Releasees”), from any and all claims for relief, actions or causes of action for damages, judgment and any and all demands whatsoever, in law or in equity, whether known or unknown, which Employee may have, in the past may have had, or in the future may have by reason of, arising out of, or in any way related to Employee’s employment with the Company, the termination of that employment, or any other matters of whatever nature, whether known or unknown, occurring prior to the date of Employee’s execution of this Agreement, including, but not limited to, any alleged violation of any and all local, state or federal laws, including, but not limited to, those arising under the Fair Labor Standards Act (including the Equal Pay Act), the Civil Rights Acts of 1866, 1964 and 1991, any applicable state Civil Rights Act (which prohibits discrimination based on sex, race, color, religion, national origin, disability or otherwise), the Occupational Safety and Health Act, the Immigration Reform and Control Act of 1986, the Employee Polygraph Protection Act of 1989, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, and the Employee Retirement Income Security Act of 1974, as any of the foregoing may be amended from time to time, as well as any common law claims, including, without limitation, claims based on harassment, discrimination or wrongful discharge. Employee agrees that by accepting any of the consideration specified in this Agreement after the first day of the Severance Period, Employee shall be reaffirming his agreement with this General Release with the same legal effect as if Employee actually executed this General Release on such date.

(b)    Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after the expiration of the Severance Period, (iv) for reimbursement of expenses under the Company’s expense reimbursement policies, or (v) which cannot be released by private agreement.

4.    Covenant Not to Sue.

(a)    Employee hereby covenants and agrees not to sue or otherwise bring any suit or claim against the Company or any of its affiliates for any claims including but not limited to the claims released by this Agreement except as listed below.

(b)    Nothing in this Agreement including but not limited to the General Release in Section 3 (a) above, (i) prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (ii) limits Employee from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited. Notwithstanding Employee’s confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (iii) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (iv) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.    Attorney’s Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to actual reasonable attorneys’ fees.

6.    Confidential Information.

(a)    Employee acknowledges that during Employee’s employment with the Company, Employee has had access to certain business, financial, and other information of the Company which is not made readily available to the public, including, without limitation, marketing, advertising and promotional ideas, surveys and strategies, technology, budgets, business plans, vendor lists, research, financial, purchasing, employment data and information, costs, profits, market, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, other business affairs and methods and other information not readily available to the public (herein “Confidential Information”) that must be maintained in strict confidence in order for the Company to protect its business and its competitive position in the marketplace. Unless otherwise authorized in writing by the Company, Employee agrees that Employee will not directly or indirectly publish or disclose any Confidential Information to any competitor or other person outside the Company, and Employee will not remove from the premises of the Company or use for Employee’s own benefit or otherwise, appropriate or copy any Confidential Information. This applies whether or not Employee developed the Confidential Information.

(b)    Additionally, Employee agrees not to make any disparaging or derogatory remarks orally or in writing, directly or through others, about the conduct or character of the Company or any of its parents, subsidiaries, or affiliates, or their agents, employees, officers, directors, successors, or assigns.

7.    Non-Solicitation of Employees/Contractors. Employee further agrees that, during the Severance Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, in any capacity, solicit, entice, or induce, or attempt to solicit, entice or induce, any person who at the time is or within the preceding twelve (12) months was an employee, independent contractor, officer or director of the Company or any subsidiary or affiliate of the Company to (i) become employed or otherwise engaged by or enter into a joint venture or partnership with Employee or any other business, person or entity, or (ii) terminate his or her employment or engagement with the Company or such subsidiary or affiliate of the Company.

8.    Confirmation of Compliance.

(a)    Employee represents and warrants that, during Employee’s employment with the Company, Employee did not violate any of the Company’s policies, or the Company’s rules and regulations on conduct and standards of business conduct, and that Employee did not violate any federal, state or local law (common, statutory, civil or criminal), in any way related to the performance of Employee’s job duties while employed by the Company. Any breach of this Section shall be deemed to be material.

(b)    Employee further acknowledges (i) Employee has reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking any such leave; (iii) Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Releasees; and (iv) Employee has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Releasees and agrees to request withdrawal or move to dismiss any such pending administrative or judicial complaints, charges, claims, or actions.

9.    Agreement to Cooperate. Prior to, the Separation Date and during the Severance Period, Employee agrees to fully cooperate with and assist the Company with respect to matters in which Employee was involved during his employment, including providing accurate and complete information, meeting with the

Company’s representatives, attorneys, auditors or agents, providing truthful statements and affidavits if necessary and appearing at hearings, depositions and trials if, at any reasonable time, Employee’s assistance is deemed necessary or useful by the Company in prosecuting or defending claims or rights by or against the Company, including, but not limited to, actual or threatened litigation or legal proceedings involving the Company. Employee acknowledges that his responsibilities to the Company and its lawyers, in this regard, are protected by the confidentiality requirements of the attorney-client privilege and/or the attorney-work product doctrine, and agrees, to the extent required by applicable law, to abide by all applicable confidentiality requirements corresponding to said privilege and doctrine. Employee agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency (other than as detailed in Section 4 above) in any claim against the Company or any of its affiliated companies unless pursuant to a lawful subpoena issued to Employee. If such a subpoena is issued, Employee will promptly notify the Company and provide it with a copy of the subpoena. If Employee violates this provision, the Company shall be entitled to any and all applicable legal or equitable remedies. The payment by Employee of liquidated damages pursuant to this paragraph does not release Employee from the promises Employee has made in this Agreement. For any cooperation matters that the Company needs Employee’s attention after the Severance Period, the Company will take into consideration the Employee’s personal and business commitments which will take priority and will give Employee as much advance notice as reasonably possible. During and after the Severance Period, the Company agrees to reimburse Employee for all reasonable out-of-pocket expenses Employee incurs as a result of Employee complying with this provision, subject to Employee’s submission to the Company of documentation substantiating such expenses as the Company may reasonably require. Employee understands that satisfactory transition of Employee’s responsibilities is a condition precedent to Company accelerating the RSUs listed on Exhibit A, as described in Section 1(d) above.

10.    Return of Company Property. Employee agrees to return all Company property and all documents related to the Company or any of its affiliated companies on Employee’s Separation Date. Such property includes the Company computer issued to Employee (without deletion of files therefrom), Company keys, badge, credit card, petty cash, files, furniture, equipment, business cards, client lists, documents, computer printouts or software, unpublished advertisements, brochures, plans, records, drawings, materials, papers and any other record, document or tangible property relating to the Company, its business or any of its affiliated companies. It is specifically agreed that any documents, cards, files, notebooks, address lists, etc. containing customer information are the property of the Company or any of its affiliated companies regardless of by whom they were compiled. Employee’s access to the Company e-mail system will cease on Employee’s Separation Date.

11.    Neutral Reference. The Company’s Human Resources Department is the only authorized personnel who can respond to employment verification requests from other companies. Employee should direct any request for employment verification to the Human Resources Department, which will confirm only the following types of information regarding employment with the Company: (a) dates of employment; (b) position held; and (c) final pay rate (with Employee’s written consent only).

12.    Non-Compliance. Employee understands and agrees that if Employee breaches any of the terms or conditions of this Agreement, the Company, in addition to any other remedies it may have at law or in equity, shall have the right, irrespective of whether Employee can be judicially compelled to comply with the breached provision (for example, if Employee were to breach Section 6 or Section 7 or Section 9, irrespective of whether those sections might be unenforceable because they are judicially determined to be overly broad), to discontinue paying to Employee the Severance Payments referenced in Section 2 (if the breach occurs on or before the last day of the Severance Period), and/or cease providing any of the other benefits provided for in this Agreement.

13.    No Admission. Employee agrees that, by tendering the Severance Payments, the Company is in no way admitting, and specifically denies, that it engaged in or has engaged in any violation of state, federal or foreign law, breached any contractual commitment or committed any tortious act or omission. This Agreement shall not be offered or received in evidence in this or any other action or proceeding as an admission or conclusion of liability or wrongdoing of any nature by the Company.

14.    Severability. In the event that any of the terms of this Agreement are found to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

15.    Governing Law; Venue. Employee agrees that all terms and conditions of this Agreement shall be governed by the laws of the State of Florida, without regard to its choice of law provisions. Employee further agrees that any action to resolve any dispute with respect to this Agreement shall be brought exclusively in Miami-Dade County, Florida and, if possible, in Federal District Court. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction, venue or based upon forum non conveniens. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.    Section 409A. This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representations or warranties that the payments provided under the Severance Agreement or any other agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of Section 409A.

17.    Taxes & Withholding of Taxes.    Employee shall be solely responsible for all taxes on the compensation and benefits provided to Employee under this Agreement, and Employee represents that he has sought the advice of a competent tax advisor concerning this Agreement and all matters pertaining hereto. Employee hereby warrants and covenants that he shall not make any claim against the Company or any subsidiary, parent or affiliate of the Company with respect to the tax treatment or tax liability of, or on, any amounts or benefits related to this Agreement. The Company may withhold from any payments made pursuant to this Agreement all applicable federal, state, city and other taxes, if any, as may be required pursuant to any law or governmental regulation or ruling.

18.    Modification, Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Employee and by a duly authorized officer of the Company (other than Employee). No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19.    Successors and Assigns. The Company may assign this Agreement to any subsidiary or affiliate or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. Employee may not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of purported assignment.

20.    Time to Consider; Effective Date. Employee acknowledges that the Company is under no obligation to provide this Agreement, and Employee further acknowledges that Employee has been given a period of twenty-one (21) days within which to consider this Agreement. For a period of seven (7) days following the execution of this Agreement, Employee may revoke this Agreement, and the Agreement shall not become effective or enforceable until after the revocation period has expired. Revocation shall be in writing and delivered prior to the expiration of the revocation period to Tarek Betti, Vice President, Human Resources: via mail, Del Monte Fresh Produce Company, 241 Sevilla Avenue, Penthouse, Coral Gables, Florida 33134, or via, email at tbetti@freshdelmonte.com. The “Effective Date” of this Agreement shall be the day after the expiration of the seven-day revocation period, i.e., the eighth day after the Employee’s execution of this Agreement.

21.    Entire Agreement. This Agreement and any exhibits attached hereto constitute the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof; and there are no written or oral terms or representations made by either party other than those contained herein.

22.    Electronic Signature. This Agreement may be executed through the use of electronic signature, which each party acknowledges is a lawful means of obtaining signatures. Each party agrees that its electronic signature is the legal equivalent of its manual signature on this Agreement. Each party further agrees that its use of a keypad, mouse or other device to select an item, button, icon or similar act/action, regarding any agreement, acknowledgement, consent terms, disclosures or conditions constitutes its signature (hereafter referred to as “E-Signature”), acceptance and agreement as if actually signed by such party in writing. Each party also agrees that no certification authority or other third-party verification is necessary to validate its E-Signature and that the lack of such certification or third-party verification shall not in any way affect the enforceability of its E-Signature.

23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

[Signature Page Follows]

BY EXECUTING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES HAVING CAREFULLY READ, AND ACKNOWLEDGES KNOWING AND UNDERSTANDING, THE TERMS AND EFFECT HEREOF. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH EMPLOYEE’S ATTORNEY. EMPLOYEE FURTHER REPRESENTS, DECLARES AND AGREES THAT EMPLOYEE VOLUNTARILY ACCEPTS THE SEPARATION PAYMENTS FOR THE PURPOSES OF MAKING A FULL AND FINAL COMPROMISE, ADJUSTMENT AND SETTLEMENT OF ALL CLAIMS HEREINABOVE DESCRIBED. EMPLOYEE SIGNS THIS AGREEMENT OF EMPLOYEE’S OWN FREE WILL.

DEL MONTE FRESH PRODUCE COMPANY		YOUSSEF ZAKHARIA

By:	/s/ Tarek Betti	By:	/s/ Youssef Zakharia
	Tarek Betti		Youssef Zakharia

Date:	January 21, 2022	Date:	January 21, 2022

EXHIBIT A

The RSUs subject to the terms set forth in Section 1(d) of the Agreement are detailed below:

Name	Number	Date	Plan/Type	Granted Share	Dividend Shares Unvested	Total Unvested RSUs without DEUs	Total Unvested RSUs
Zakharia, Youssef	00001706	02/21/2018	2014/RSU	8,000.0000	79.0308	1,600.0000	1,679.0308
Zakharia, Youssef	00001800	02/20/2019	2014/RSU	20,000.0000	267.8998	8,000.0000	8,267.8998
Zakharia, Youssef	00001926	03/02/2020	2014/RSU	18,599.0000	321.9729	11,160.0000	11,481.9729
Zakharia, Youssef	00001994	03/01/2021	2014/RSU	19,813.0000	339.7718	19,813.0000	20,152.7718
					1,009	40,573	41,582

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